Exhibit 4(c)

                            PACIFIC TECHNOLOGY, INC.

                           2004 OMNIBUS INCENTIVE PLAN


      1. PURPOSE. The purpose of this Pacific Technology, Inc. 2004 Omnibus Incentive Plan (the "Plan") is to further the long-term stability and financial success of Pacific Technology, Inc. ("Pac Tech") and its Subsidiaries by rewarding selected meritorious employees and consultants or other non-employee providers of services to Pac Tech, where, in the opinion of management of Pac Tech, such grants are in the best interests, and further the business of, Pac Tech and its Subsidiaries. The Board of Directors believes that such awards will provide incentives for employees and consultants to remain with Pac Tech, will encourage continued work of superior quality and will further the identification of those employees' and consultants' interests with those of Pac Tech's shareholders.


      2. DEFINITIONS. As used in the Plan, the following terms have the meanings indicated:

      (a) "Applicable Withholding Taxes" means the aggregate minimum amount of federal, state, local and foreign income, payroll and other taxes that an Employer is required to withhold in connection with any Incentive Award.

      (b) "Beneficiary" means the person or entity designated by the Participant, in a form approved by Pac Tech, to exercise the Participant's rights with respect to an Incentive Award or receive payment under an Incentive Award after the Participant's death.

      (c) "Board" means the Board of Directors of Pac Tech.

      (d) "Cause" shall have the same meaning given to such term (or other term of similar meaning) in any written employment or other similar agreement between the Participant and Pac Tech or a Subsidiary for purposes of termination of employment under such agreement, and in the absence of any such agreement or if such agreement does not include a definition of "Cause" (or other term of similar meaning), the term "Cause" shall mean
      (i) any material breach by the Participant of any agreement to which the Participant and Pac Tech are both parties, (ii) any act or omission to act by the Participant which may have a material and adverse effect on Pac Tech's business or on the Participant's ability to perform services for Pac Tech, including, without limitation, the commission of any crime (other than minor traffic violations), or (iii) any material misconduct or material neglect of duties by the Participant in connection with the business or affairs of Pac Tech or a Subsidiary or affiliate of Pac Tech.


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      (e) "Change in Control" means the occurrence of any of the following events, other than the MRU Share Exchange or events caused by, resulting from or incidental to the MRU Share Exchange:

            (i) STOCK ACQUISITION. The acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities ----------------- Exchange Act of 1934, as amended (the "Exchange Act"), (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40 percent or more of either (A) the then outstanding shares of common stock of Pac Tech (the "Outstanding Company Common Stock"), or (B) the combined voting power of the then outstanding voting securities of Pac Tech entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a change in control: (A) any acquisition directly from Pac Tech; (B) any acquisition by Pac Tech; or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Pac Tech or any corporation controlled by Pac Tech; or

            (ii) BOARD COMPOSITION. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by Pac Tech shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individuals whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (iii) BUSINESS COMBINATION. The consummation of a merger or consolidation, or sale or other disposition of all or substantially all of the assets of Pac Tech (a "Business Combination") after which the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own less than 50% of, respectively, the Outstanding Company Common Stock and Outstanding Company Voting Securities of the corporation resulting from such Business Combination (including a corporation which as a result of such transaction owns Pac Tech or all or substantially all of Pac Tech's assets either directly or through one or more subsidiaries; or


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            (iv)  LIQUIDATION OR DISSOLUTION. Approval by the shareholders of
                  Pac Tech of a complete liquidation or dissolution of Pac Tech.

      (f) "Code" means the Internal Revenue Code of 1986, as amended.

      (g) "Committee" means the Compensation Committee of the Board or its successor, provided that, if any member of the Compensation Committee does not qualify as both an outside director for purposes of Code Section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the Compensation Committee (but not less than two members) shall be constituted as a subcommittee of the Compensation Committee to act as the Committee for purposes of the Plan.

      (h) "Company Stock" means common stock, $.001 par value, of Pac Tech. In the event of a change in the capital structure of Pac Tech affecting the common stock (as provided in Section 17), the shares resulting from such a change in the common stock shall be deemed to be Company Stock within the meaning of the Plan.

      (i) "Covered Employee" means a Participant who the Committee determines is or may become a covered employee within the meaning of Code Section 162(m) during the performance period of a Performance Grant.

      (j) "Date of Grant" means the date on which the Committee grants an Incentive Award or a future date determined by the Committee.

      (k) "Pac Tech" means Pacific Technology Inc., a Delaware corporation.

      (l) "Disability" or "Disabled" means as to an Incentive Stock Option, a Disability within the meaning of Code Section 22(e)(3). As to all other Incentive Awards, a condition determined by the Committee to be a Disability.

      (m) "Divisive Transaction" means a transaction in which the Participant's Employer ceases to be a Subsidiary, a sale of substantially all of the assets of a Subsidiary, or a sale or other disposition of assets or of a line of business that is designated as a Divisive Transaction by the Committee.

      (n) "Employer" means Pac Tech and each Subsidiary that employs one or more Participants.

      (o) "Fair Market Value" means the fair market value of the Company Stock as of such date, under a methodology determined by the Committee, based on the then prevailing prices of the Company Stock on the American Stock Exchange or another exchange designated by the Committee.


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      (p) "Incentive Award" means, collectively, a Performance Grant or the award of Restricted Stock, a Restricted Stock Unit, or a Stock Award under the Plan.

      (q) "Incentive Stock Option" means, an Option that qualifies for favorable income tax treatment under Code Section 422.

      (r) "MRU Share Exchange" means the transaction consummated pursuant to the Share Exchange Agreement dated as of April 13, 2004 (the "Agreement") by and between Pac Tech, Iempower, Inc., a Delaware corporation ("IEM"), and all of the stockholders of IEM (the "IEM Stockholders"), pursuant to which Pac Tech will acquire from the IEM Stockholders, and the IEM Stockholders will transfer to Pac Tech, 100% of the issued and outstanding capital stock of IEM in exchange for a certain number of newly issued shares of Company Stock, together with warrants to acquire a certain number of shares of Company Stock, under the terms and subject to the conditions set forth in the Agreement.

      (s) "Mature Shares" means shares of Company Stock for which the holder has good title, free and clear of all liens and encumbrances and which the holder either (i) has held for at least six months or (ii) has purchased on the open market.

      (t) "Nonqualified Stock Option" means an Option that is not an Incentive Stock Option.

      (u) "Option" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.


      (v) "Participant" means any employee, director or consultant (including independent contractors, professional advisors and service providers) of Pac Tech or a Subsidiary who receives an Incentive Award under the Plan.


      (w) "Performance Criteria" means any of the following areas of performance of Pac Tech or any Subsidiary:

            price per share of Company Stock; return on assets; book value; investment return; return on invested capital (ROIC); free cash flow; value added (ROIC less cost of capital multiplied by capital); total shareholder return; economic value added (net operating profit after tax less cost of capital); operating ratio; cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (including or excluding nonrecurring items); earnings per share before extraordinary items; income from operations (including or excluding nonrecurring items); income from operations compared to capital spending; net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes); net sales; return on capital employed; return on equity; return on investment; return on sales; and sales volume.


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            Any Performance Criteria may be used to measure the performance of
            Pac Tech as a whole or any Subsidiary or business unit of Pac Tech. As determined by the Committee, Performance Criteria shall be derived from the financial statements of Pac Tech, its Subsidiaries or affiliated entities prepared in accordance with generally accepted accounting principles applied on a consistent basis, or, for Performance Criteria that cannot be so derived, under a methodology established by the Committee prior to the issuance of a Performance Grant that is consistently applied.

      (x) "Performance Goal" means, for a Covered Employee, an objectively determinable performance goal that relates to one or more Performance Criteria and that is established by the Committee with respect to a given Performance Grant. For a Participant who is not a Covered Employee, a Performance Goal means any goal or measurement established by the Committee, including subjective performance factors.

      (y) "Performance Grant" means an Incentive Award payable in Company Stock, cash, or a combination of Company Stock and cash that is made pursuant to
      Section 8.

      (z) "Restricted Stock" means Company Stock awarded under Section 6.

      (aa) "Restricted Stock Unit" means a right granted to a Participant to receive Company Stock or cash awarded under Section 7.

      (bb) "Retirement" means a Participant's termination of employment after age 65.

      (cc) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.

      (dd) "Stock Appreciation Right" means a right to receive amounts awarded under Section 10.

      (ee) "Stock Award" means Company Stock awarded pursuant to Section 9.


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      (ff) "Subsidiary" means any corporation or other entity in which Pac Tech directly or indirectly owns stock or ownership interests representing more than 50 percent of the combined voting interests of such entity.

      3. STOCK.

      (a) Subject to Section 17 of the Plan, there shall be reserved for issuance under the Plan an aggregate of One Million Five Hundred Thousand (1,500,000) shares of Company Stock, which shall be authorized, but unissued shares, plus any shares of Company Stock which are forfeited, expire or are cancelled without the delivery of shares or which result in the forfeiture of shares back to Pac Tech. Shares allocable to Incentive Awards granted under the Plan that expire, are forfeited, otherwise terminate unexercised, or are settled in cash may again be subjected to an Incentive Award under the Plan. For purposes of determining the number of shares that are available for Incentive Awards under the Plan, the number shall include the number of shares surrendered by a Participant actually or by attestation or retained by Pac Tech in payment of Applicable Withholding Taxes and any Mature Shares surrendered by a Participant upon exercise of an Option or in payment of Applicable Withholding Taxes. Shares issued under the Plan through the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards as a condition of an Employer acquiring another entity shall not reduce the maximum number of shares available for delivery under the Plan.

      (b) Subject to Section 17, no more than Seven Hundred Fifty Thousand (750,000) shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Grant, that are granted to any individual Participant during any 36-month period. The maximum cash payment that can be made for all Incentive Awards granted to any one individual shall be $1,000,000 times the number of 12-month periods in any performance cycle for any single or combined performance goals. Any amount that is deferred by a Participant shall be subject to the limit on the maximum cash payment in the year in which the deferral is made and not in any later year in which payment is made.

      4. ELIGIBILITY.


      (a) All present and future employees of and consultants to Pac Tech or a Subsidiary at the time of grant shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 18, to select eligible employees and consultants or other service providers to receive Incentive Awards and to determine for each employee or consultant the nature of the award and the terms and conditions of each Incentive Award.

      (b) The grant of an Incentive Award shall not obligate an Employer to pay an employee or consultant any particular amount of remuneration, to continue the employment of the employee or engagement of the consultant after the grant or to make further grants to the employee or consultant at any time thereafter.


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      5. STOCK OPTIONS.

      (a) The Committee may make grants of Options to Participants. The Committee shall determine the number of shares for which Options are granted, the Option exercise price per share, whether the Options are Incentive Stock Options or Nonqualified Stock Options, and any other terms and conditions to which the Options are subject.


      (b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100 percent of the Fair Market Value of the Company Stock on the Date of Grant, except that the exercise price may be less than 100 percent of the Fair Market Value on the Date of Grant if the Company expressly so agrees in writing on or prior to the Date of Grant. Except as provided in Section 17, the exercise price of an Option may not be decreased after the Date of Grant. Except as provided in Section 17, a Participant may not surrender an Option in consideration for the grant of a new Option with a lower exercise price or another Incentive Award. If a Participant's Option is cancelled before its termination date, the Participant may not receive another Option within 6 months of the cancellation unless the exercise price of such Option is no less than the exercise price of the cancelled Option.


      (c) An Option shall not be exercisable more than 10 years after the Date of Grant. The aggregate Fair Market Value, determined at the Date of Grant, of shares for which Incentive Stock Options become exercisable by a Participant during any calendar year shall not exceed $100,000.

      6. RESTRICTED STOCK AWARDS.

      (a) The Committee may make grants of Restricted Stock to Participants. The Committee shall establish as to each award of Restricted Stock the terms and conditions to which the Restricted Stock is subject, including the period of time before which all restrictions shall lapse and the Participant shall have full ownership of the Company Stock (the "Restriction Period"). The Committee in its discretion may award Restricted Stock without cash consideration.

      (b) Except as provided below in Section 6(c), the minimum Restriction Period applicable to any award of Restricted Stock that is not subject to performance standards restricting transfer shall be three years from the Date of Grant. Except as provided below in Section 6(c), the minimum Restriction Period applicable to any award of Restricted Stock that is subject to performance standards shall be one year from the Date of Grant.

      (c) Restriction Periods of shorter duration than provided in Section 6(b) and Section 7(b) may be approved for awards of Restricted Stock or Restricted Stock Units combined with respect to up to Six Hundred Thousand (600,000) shares of Company Stock under the Plan, subject to Section 17 of the Plan.


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      (d) Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions have lapsed or been removed. Certificates representing Restricted Stock shall be held by Pac Tech until the restrictions lapse and the Participant shall provide Pac Tech with appropriate stock powers endorsed in blank.

      7. RESTRICTED STOCK UNITS.

      (a) The Committee may make grants of Restricted Stock Units to Participants. The Committee shall establish as to each award of Restricted Stock Units the terms and conditions to which the Restricted Stock Units are subject. Upon lapse of the restrictions, a Restricted Stock Unit shall entitle the Participant to receive from Pac Tech a share of Company Stock or a cash amount equal to the Fair Market Value of the Company Stock on the date that the restrictions lapse.

      (b) Except as provided in Section 6(c), the minimum Restriction Period applicable to any award of Restricted Stock Units that is not subject to performance standards restricting transfer shall be three years from the Date of Grant. Except as provided in Section 6(c), the minimum Restriction Period applicable to any award of Restricted Stock Units that is subject to performance standards shall be one year from the Date of Grant.

      8. PERFORMANCE GRANTS.

      (a) The Committee may make Performance Grants to any Participant. Each Performance Grant shall contain the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and such other terms and conditions of the Performance Grant. As to each Covered Employee, each Performance Grant shall be granted and administered to comply with the requirements of Code Section 162(m).

      (b) The Committee shall establish the Performance Goals for Performance Grants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may increase, but not decrease, any Performance Goal during a performance period for a Covered Employee. The Performance Goals for any Performance Grant for a Covered Employee shall be made not later than 90 days after the start of the period for which the Performance Grant relates and shall be made prior to the completion of 25 percent of such period.

      (c) The Committee shall establish for each Performance Grant the amount of Company Stock or cash payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. The Committee shall make all determinations regarding the achievement of any Performance Goals. The Committee may not increase the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments except as provided in a Performance Grant.


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      (d) The actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of Performance Criteria to the Performance Goal. The Committee shall make all calculations of actual payments and shall certify in writing the extent, if any, to which the Performance Goals have been met for a Covered Employee.

      9. STOCK AWARDS. The Committee may make Stock Awards to any Participant. The Committee shall establish the number of shares of Common Stock to be awarded and the terms and conditions applicable to each Stock Award. The Committee will make all determinations regarding the satisfaction of any performance restrictions on a Stock Award. Pac Tech shall issue the Common Stock under a Stock Award upon the satisfaction of the terms and conditions of a Stock Award. Subject to Section 17, no more than Six Hundred Thousand (600,000) shares of Company Stock (reduced by shares issued under Restricted Stock or Restricted Stock Units subject to Section 6(c)) may be granted under Stock Awards without performance restrictions.

      10. STOCK APPRECIATION RIGHTS. The Committee may make grants of Stock Appreciation Rights to Participants. The Committee shall establish as to each award of Stock Appreciation Rights the terms and conditions to which the Stock Appreciation Rights are subject. The following provisions apply to all Stock Appreciation Rights:

            (a) A Stock Appreciation Right shall entitle the Participant, upon exercise of the Stock Appreciation Right, to receive in exchange an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered Stock Appreciation Right over (y) an amount not less than 100 percent of the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

            (b) A Stock Appreciation Right may not be exercisable more than 10 years after the Date of Grant. A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right. The Stock Appreciation Right may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised.

      11. METHOD OF EXERCISE OF OPTIONS. Options may be exercised by the Participant (or his guardian or personal representative) giving notice to the [Corporate Secretary] of Pac Tech or his delegate pursuant to procedures established by Pac Tech of the exercise stating the number of shares the Participant has elected to purchase under the Option. The exercise price may be paid in cash; or if the terms of an Option permit, (i) delivery or attestation of Mature Shares (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, (ii) delivery of a properly executed exercise notice with irrevocable instructions to a broker to deliver to Pac Tech the amount necessary to pay the exercise price from the sale or proceeds of a loan from the broker with respect to the sale of Company Stock or a broker loan secured by Company Stock, or (iii) a combination of (i) and (ii).


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      12. TAX WITHHOLDING. Whenever payment under an Incentive Award is made in cash, the Employer will withhold an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant shall agree as a condition of receiving an Incentive Award payable in the form of Company Stock, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. To satisfy Applicable Withholding Taxes and under procedures established by the Committee or its delegate, a Participant may elect to (i) make a cash payment or authorize additional withholding from cash compensation, (ii) deliver Mature Shares (valued at their Fair Market Value) or (ii) have Pac Tech retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

      13. TRANSFERABILITY OF INCENTIVE AWARDS. Incentive Awards other than Incentive Stock Options shall not be transferable by a Participant and exercisable by a person other than the Participant, except as expressly provided in the Incentive Award. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant.

      14. DEFERRAL ELECTIONS. The Committee may permit Participants to elect to defer the issuance of Company Stock or the settlement of awards in cash under the Plan pursuant to such rules, procedures, or programs as it may establish.

      15. EFFECTIVE DATE OF THE PLAN. The effective date of the Plan is May, 2003. The Plan shall be submitted to the shareholders of Pac Tech for approval. Until (i) the Plan has been approved by Pac Tech's shareholders, and (ii) the requirements of any applicable federal or state securities laws have been met, no Restricted Stock shall be awarded that is not contingent on these events and no Option granted shall be exercisable.

      16. TERMINATION, MODIFICATION, CHANGE. If not sooner terminated by the Board, this Plan shall terminate at the close of business on May 31, 2014. No Incentive Awards shall be made under the Plan after its termination. The Board may amend or terminate the Plan as it shall deem advisable; provided that no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 17) or reduces the minimum exercise price for Options or exchange an Option for another Incentive Award unless such change is authorized by the shareholders of Pac Tech. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Incentive Award previously granted to him or her.


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      17. CHANGE IN CAPITAL STRUCTURE AND CHANGE IN CONTROL; CERTAIN REDUCTIONS
IN SHARE AMOUNTS.

      (a) In the event of a stock dividend, stock split or combination of shares, share exchange, recapitalization or merger in which Pac Tech is the surviving corporation, spin-off or split-off of a Subsidiary, or other change in Pac Tech capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of Pac Tech), the number and kind of shares of stock or securities of Pac Tech to be subject to the Plan and to Incentive Awards then outstanding or to be granted, the maximum number of shares or securities which may be delivered under the Plan under Sections 3(a), 3(b), 6(b), or 9, the exercise price, the terms of Incentive Awards and other relevant provisions shall be adjusted by the Committee in its discretion, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

      (b) If Pac Tech is a party to a consolidation or a merger in which Pac Tech is not the surviving corporation, a transaction that results in the acquisition of substantially all of Pac Tech's outstanding stock by a single person or entity, or a sale or transfer of substantially all of Pac Tech's assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

      (c) In any Incentive Award, the Committee may make provisions as it deems appropriate for the Change in Control on the Incentive Award, including the acceleration of vesting, the lapse of restrictions, and the satisfaction of Performance Goals. The Committee may make provision for deferral of any Incentive Award under the provisions of Section 14 upon a Change in Control.

      (d) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

      18. ADMINISTRATION OF THE PLAN.

      (a) The Committee shall administer the Plan. The Committee shall have general authority to impose any term, limitation or condition upon an Incentive Award that the Committee deems appropriate to achieve the objectives of the Incentive Award. The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant.


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      (b) The Committee shall have the power to amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

      (c) The Committee shall have the power and complete discretion (i) to delegate to any individual, or to any group of individuals employed by the Company or any Subsidiary, the authority to grant Incentive Awards under the Plan and (ii) to determine the terms and limitations of any delegation of authority.

      (d) If the Participant's Employer is involved in a Divisive Transaction, the outstanding Incentive Awards will be vested pro rata based on time and service, unless the Committee determines otherwise in its sole discretion.

      (e) If a Participant or former Participant (1) becomes associated with, recruits or solicits customers or other employees of an Employer, is employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee) any business that is in competition with Pac Tech or its Subsidiaries, (2) has his employment terminated by his Employer for Cause, or (3) engages in, or has engaged in, conduct which the Committee determines to be detrimental to the interests of Pac Tech, the Committee may, in its sole discretion, (A) cancel all outstanding Incentive Awards, including immediately terminating any Options held by the Participant, regardless of whether then exercisable, (B) require the Participant or former Participant to repay any payment received under a Incentive Award within the previous two years, and/or (C) offset any other amounts owed to the Participant by any payment received under a Incentive Award within the previous two years.

      (f) In the event of the death of a Participant, any outstanding Incentive Awards that are otherwise exercisable may be exercised by the Participant's Beneficiary or, if no Beneficiary is designated, by the personal representative of the Participant's estate or by the person to whom rights under the Incentive Award shall pass by will or the laws of descent and distribution.

      19. GRANTS TO OUTSIDE DIRECTORS. Incentive Awards, other than Incentive Stock Options, may be made to directors on the Board if such directors are not employees of Pac Tech or a Subsidiary ("Outside Directors"). The Board shall have the power and complete discretion to select Outside Directors to receive Incentive Awards. The Board shall have the complete discretion, under provisions consistent with Section 18 as to Participants, to determine the terms and conditions, the nature of the award and the number of shares to be allocated as part of each Incentive Award for each Outside Director. The grant of an Incentive Award shall not obligate Pac Tech to make further grants to the Outside Director at any time thereafter or to retain any person as a director for any period of time.


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

      20. INTERPRETATION AND VENUE. The terms of this Plan shall be governed by the laws of the State of Delaware without regard to its conflict of laws rules.

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